Exhibit 12

June 25, 2021

Duff & Phelps Select MLP and Midstream Energy Fund Inc.

101 Munson Street

Greenfield, Massachusetts 01301

Virtus Duff and Phelps Select MLP and Energy Fund

101 Munson Street

Greenfield, Massachusetts 01301

Re:	Acquisition of Assets of Duff & Phelps Select MLP and Midstream Energy Fund Inc.

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

Duff & Phelps Select MLP and Midstream Energy Fund Inc. (“Target Fund”) is a Maryland corporation.

Virtus Duff and Phelps Select MLP and Energy Fund (“Acquiring Fund”) is a series of Virtus Alternative Solutions Trust, a Delaware statutory trust.

Description of Proposed Transaction

In the proposed transaction, Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent net asset value and the assumption of the liabilities of Target Fund (the “Reorganization”). Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Form of Agreement and Plan of Reorganization between Acquiring Fund and Target Fund (the “Reorganization

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Agreement”), which is enclosed as Exhibit A in a Prospectus/Proxy Statement dated April 16, 2021 (the “Prospectus”) and describes the proposed transaction, and on the information provided in the Prospectus. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

If both parties to a purported tax free reorganization are “investment companies”, the transaction cannot be tax free unless both parties are diversified. The Acquiring Fund is a regulated investment company, and is by definition diversified for federal income tax purposes. Management of the Target Fund has represented that at the time of closing of the Reorganization it will not own interests in any one issuer which constitute twenty five percent of its value, and will not own interests in five or fewer issuers which together constitute fifty percent or more of its value. Accordingly, the Target Fund is diversified for federal income tax purposes. See section 368(a)(2)(F) of the Internal Revenue Code. Therefore both parties to the purported tax free reorganization are diversified.

When a corporation taxable as a C corporation (rather than as a regulated investment company) is acquired by a regulated investment company in a tax free reorganization, the special rules of Treasury Regulations section 1.337(d)-7 apply. The Target Fund is taxable as a C corporation. Under the regulations, if the Target Fund has assets with unrealized appreciation and the appreciation on those assets exceeds the unrealized depreciation on its other assets, the Target Fund may elect to recognize gain and loss on all of its assets immediately prior to the reorganization. The Target Fund intends to make such an election, and therefore will recognize gain immediately prior to the transfer. That gain will be offset by net operating loss carryforwards and capital loss carryforwards of Target Fund at the time of the Reorganization. Any use of the Acquiring Fund’s capital loss carryforwards (as reduced by any amounts applied to gains recognized in the deemed sale transaction) following the Reorganization will be subject to the limitations of sections 382, 383 and 384 of the Internal Revenue Code.

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity’s historic assets in its own business. The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets

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of the target fund in the business of the acquiring fund. The Acquiring Fund in this transaction has not represented that it will use any particular portion of the historic assets of the Target Fund in the business of the Acquiring Fund. Therefore, continuity of business enterprise may be present only if the Acquiring Fund continues the historic business of the Target Fund.

There is very little official guidance as to the meaning of continuation of the historic business. In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments. The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing. In several private letter rulings, the Internal Revenue Service has apparently accepted a representation that the acquiring fund will continue the business of the target fund, but no details as to the businesses are set forth.

The investment strategies for Target Fund are very similar to those for Acquiring Fund. Each invests at least eighty percent of its assets in energy and energy-related companies. It appears that a substantial portion of the historic assets of Target Fund are assets which could have been owned by Acquiring Fund in accordance with the investment strategy of Acquiring Fund, and so the continuity of business requirement appears to be satisfied. However, because of the lack of definitive guidance, our opinions cannot be free from doubt.

Opinions

Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions:

1.       The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of the liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation of Target Fund should constitute a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiring Fund and Target Fund should each be “a party to a reorganization” within the meaning of § 368(b) of the Code.

2.       No gain or loss should be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund.

3.       No gain or loss should be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, (C) gains and losses recognized by the Target Fund as a result of its election under section 1.337(d)-7 of the Treasury Regulations, and (D) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the

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Code; and no gain or loss should be recognized by Target Fund upon the distribution of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

4.       No gain or loss should be recognized by the shareholders of Target Fund upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

5.       The aggregate tax basis of the Acquiring Fund shares received by each shareholder of Target Fund pursuant to the Reorganization should be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each shareholder of Target Fund should include the period during which the Target Fund shares exchanged therefor were held by such shareholder (provided the Target Fund shares were held as a capital asset on the date of the Reorganization).

6.       The tax basis in the hands of the Acquiring Fund of each asset acquired by Acquiring Fund in the Reorganization should be the same as the tax basis of such asset in the hands of the Target Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer or by reason of the Target Fund’s election to recognize gain and loss under Treasury Regulations section 1.337(d)-7 as if all of its assets had been sold for their fair market value at the time of the transfer.

7.       The holding period of each asset acquired by the Acquiring Fund in the Reorganization, other than an asset with respect to which gain or loss is required to be recognized by reason of the Reorganization, should include in each instance the period during which such asset was held by the Target Fund (except where the investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to such asset).

8.       Acquiring Fund should succeed to and take into account the net operating loss carryforwards and capital loss carryforwards of Target Fund described in section 381(c) of the Code, but may apply any such net operating loss carryforwards only to reduce income otherwise subject to tax to Acquiring Fund as provided in Treasury Regulations section 1.337(d)-7.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 9.5 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of

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the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP